                                                                 EXHIBIT 10.13


                               BIOMEDICINES, INC.


3 September 1999

PERSONAL AND CONFIDENTIAL

Peter J. Langecker, M.D., Ph.D.
17610 Via Sereno
Monte Sereno, CA 95030
Tel. 408.354.9661
Fax. 408.354.4414

Dear Doctor Langecker:

On behalf of the Board of Directors of BioMedicines, Inc. (the "Company"), I would like to offer you the position of Chief Medical Officer and Vice President Clinical Affairs. In these capacities you will report to me.

In your role as Chief Medical Officer and Vice President Clinical Affairs, you will have principal responsibility for:

-    planning and directing the clinical development of all Company projects

- supervising the Biometrics Group - Dennis Blanchett, M.D., Executive Director of Biometrics, shall report to you in this capacity

- establishing a clinical development infrastructure that is both cost-effective and appropriate to the Company's needs at any given time

- selecting and managing external vendors for those projects whose clinical aspects are performed in whole or in part externally

-    evaluating potential product acquisitions for the Company

-    participating in partnering discussions, for in- or out-licensing

-    contributing to safety management practices and activities for the Company

- helping to ensure compliance with good scientific practices in all areas for which you are responsible or to which you may contribute

-    the hiring and subsequent management of personnel in your groups

-    accurate and timely budgetary planning and execution

In your role as Vice President you will also be a member of the Company's Senior Management Team with joint responsibility for recommending Company strategy to the Board as well as setting Company policies.

The Board has also directed me to indicate to you its particular desire that you will contribute creatively, constructively and cordially to the success of your colleagues and fellow members of the Senior Management Team. I share this view regarding the importance of such cooperative activities and would indicate that the Board also believes that all Company officers should be evaluated on the basis of both individual and cooperative achievement.

This letter will serve to confirm the terms of your employment with BioMedicines, such employment to begin on 15 October, 1999, or sooner by mutual agreement. If the terms

Peter J. Langecker, M.D., Ph.D.
3 September 1999
Page 2



discussed below are acceptable to you, please sign this confirmation letter where indicated and return it to me, retaining a copy for your records.

1.   COMPENSATION.

     (a) SALARY, AND EXPENSE REIMBURSEMENTS. You will be paid a monthly salary of $19,250.00. You will be eligible for a cash bonus of up to twenty percent (20%) of your base pay. Changes in base pay or the payment of bonuses are made at the discretion of the Board upon receipt of recommendations from the Compensation Committee. Currently, salary payments are made twice a month. In addition, all reasonable business expenses will be reimbursed so long as they are incurred in the ordinary course of business and consistent with the then-applicable Company policies.

     (b) STOCK OPTIONS. It will be recommended that you receive an option to purchase up to one hundred thirty thousand (130,000) shares of common stock, such number and related purchase price to be approved by the Board of Directors at the sole discretion of the Board. Such approval is not automatic.

It is anticipated that eighty thousand (80,000) shares of this grant, if approved, will vest at the rate of approximately 2.083% per month (i.e., 25% per year), subject to the condition that vesting for the first 12 months will occur only after you have satisfactorily completed 12 months of employment (i.e., options on 20,000 shares will vest only on the first anniversary of your employment). Thereafter, vesting will occur monthly as noted above. Options on these eighty thousand shares shall be identified as "time-based options."

It is anticipated that up to fifty (50,000) thousand shares will become eligible for vesting according to the following general schedule*:

- substantive contribution to a successful United States (U.S.) Investigational New Drug Application (IND) filing defined as regulatory approval to begin clinical testing - 5,000 shares

- substantive contribution to drug development such that the Board approves the initiation of phase III testing in the United States - 5,000 shares

-    substantive contribution to the acceptance of a U.S. New Drug Application
     (NDA) for filing - 15,000 shares

-    substantive contribution to the approval of a U.S. NDA - 20,000 shares

- inventing a new use for a product such that a new patent application is filed in the United States and assigned to Company - 10,000 shares

- co-inventing with another Company employee a new use for a product such that a new patent application is filed in the United States and assigned to Company - 5,000 shares

- identifying a new product licensing opportunity and then contributing substantially to the inlicensing of said product into the Company's portfolio - 25,000 shares

Options on these fifty thousand shares shall be identified as "event-based options."

Peter J. Langecker, M.D., Ph.D.
3 September 1999
Page 3


*- Upon achievement of the goals stated above, vesting shall be made retroactive to the date of your initial full-time employment with the Company.

The strike price of both the time-based and event-based options shall be $0.225 per share.

In the event that, outside the U.S., the equivalent of a U.S. IND is filed, phase III testing begins, a marketing application is filed or approved, then 50% of the number of shares identified above shall become eligible for vesting with the remaining 50% becoming eligible when the related event occurs in the U.S.

Other terms, or terms that become applicable after the date of this letter, will appear either in the BioMedicines Stock Option Plan of which you will receive a copy in the event you accept this offer or in a separate communication to you from the Company.

Please note that in the event of a stock split or "reverse split" the number of options and the option price may be adjusted.

Under certain circumstances you may be eligible for acceleration of vesting of your time-based options. These circumstances and the amount of acceleration are:
1) accelerated vesting in fifty percent (50%) of as yet unvested time-based options in the event of a merger or acquisition of the Company where control of the Company changes and you continue to be employed in a substantially similar capacity after the merger or acquisition 2) accelerated vesting in 100% of your unvested time-based shares in the event that you are not offered continued employment in a substantially similar capacity after the merger or acquisition. Such acceleration, however, remains at the sole discretion of the Board.

Subject to the sole discretion of the Board, you may also be eligible to receive additional options from time to time during your continued satisfactory employment with the Company. In this event, the number of options and any conditions of the grant(s) shall be communicated to you.

     (c) HEALTH BENEFITS. Health insurance coverage for you will be provided under the Company's group health plan. You will be entitled to all health and medical benefits as are provided to other employees. In addition, you will be entitled to participate in the Company's 401k plan and all other sponsored employee benefit plans as and when they are adopted by BioMedicines.

     (d) VACATION, HOLIDAYS AND SICK LEAVE. You will receive three (3) weeks of paid vacation per year as described in the Company's Policy Manual. You are encouraged to plan for and to take, under appropriate circumstances, the vacation time to which you are entitled. Sick leave and holidays will be provided in accordance with the Company's policies, which will be announced from time to time.

     (e) OTHER COMPENSATION MATTERS. In the event that you relocate from your current residence to a home that is both more than thirty-five miles distant from your current residence and nearer to the Company premises, you will be eligible to receive a one-time payment of

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Peter J. Langecker, M.D., Ph.D.
3 September 1999
Page 4



fifteen thousand dollars ($15,000), which may be utilized at your discretion to assist with the cost of relocation.

In addition, the company will provide to you on a one-time basis a loan of up to three hundred thousand dollars ($300,000) with a term of five years and at an interest rate of the prevailing rate for fixed-rate, first mortgages at the time of the loan. Payments on the loan shall be due monthly. However, each interest payment shall be forgiven when due subject to continued satisfactory employment with the Company. If at the end of five years you remain an employee of the Company, then the Company will agree to extend the loan for an additional three years, again subject to continuous satisfactory employment. The loan shall be secured with a second mortgage on the property that you may choose to acquire. Only the original first mortgage may be senior to this second mortgage held by the Company and the sum of the first mortgage and this loan may not exceed the purchase price of the residence purchased with the loan. Moreover, subject to continued satisfactory employment with the Company, the principal of the loan shall be forgiven at the anniversary of the loan as follows:

year 1 - ten thousand dollars ($10,000);
year 2 - twenty thousand dollars ($20,000);
year 3 - thirty thousand dollars ($30,000);
year 4 - forty thousand dollars ($40,000).
The maximal total forgiveness shall, therefore, be one hundred thousand dollars ($100,000).

The unpaid principal balance shall be due and payable

- sixty (60 days) of the date you voluntarily cease to be a full-time employee of the Company or are dismissed for cause
- upon the sale of the property on which the second mortgage is held by the Company
-    or in the event that you declare personal bankruptcy.

In addition, you will agree to prepay a portion of the loan with up to thirty percent (30%) of the proceeds from the sale of any Company stock.

The note on the property shall be generally consistent with the terms of the this paragraph (e) but shall, however, be the definitive agreement regarding the terms of the loan and its repayment.

However, should you choose not to accept all of or part of this loan, then you shall be eligible to receive a one-time cash payment of up to thirty thousand dollars, adjusted pro rata, for the amount of the loan not accepted.

2. TERMINATION. You or the Company may terminate the employment relationship at any time, for any reason, with or without good cause.

3. NON-COMPETE REQUIREMENTS AND OUTSIDE ACTIVITIES. You agree that, while serving as an employee of the Company, you will not engage in any activity which is competitive with the Company and will give your sole and only loyalty to the Company. It is understood that buying

Peter J. Langecker, M.D., Ph.D.
3 September 1999
Page 5


and selling of securities of any public company does not constitute a violation of this agreement. An investment in a private company other than, or not affiliated with, the Company may be construed as a violation of this non-compete clause unless you have received the prior approval of the Board of Directors or Chief Executive Officer of the Company, as appropriate. It is understood that any reasonable obligations that you may have to assist or cooperate with a previous employer in legal proceedings, in the issuance of patents or prosecution of patent applications, or in compliance with requests from governmental authorities do not constitute violations of this agreement, provided that these obligations are not fulfilled on Company time and do not adversely impact in a material way the performance of your current duties to the Company.

You may also serve as a Director in another company with the prior approval of the Chief Executive Officer again provided that such directorial obligations are not fulfilled on Company time and do not adversely impact in a material way the performance of your duties to the Company.

4. PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT. Your acceptance of this offer is contingent upon the execution of the Company's Proprietary Information and inventions Agreements, copies of which are enclosed for your review and execution.

5. ARBITRATION. Any controversy between the parties hereto involving the construction or application of any terms, covenants or conditions of this Agreement, or any claims arising out of or relating to this Agreement or the breach thereof or with your employment with the Company or any termination of that employment, except with respect to prejudgment remedies, will be submitted to and settled by final and binding arbitration in San Francisco, California, in accordance with the Model Employment Dispute Resolution Rules of the American Arbitration Association (the "Rules") then in effect, any arbitrator shall be selected pursuant to such Rules and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

Please note that the offer is conditional until proof of eligibility for employment in California according to all applicable local, state, and federal laws.

To accept this offer, please sign in the space below within seven (7) days of the date of this offer, indicating your acceptance and agreement to the terms contained herein. No amendment or modification of the terms of this letter will be valid unless made in writing and signed by you and an authorized officer of the Company.

Peter J. Langecker, M.D., Ph.D.
3 September 1999
Page 6


Peter, on a personal note, I have found our several discussions to be both congenial and thought-provoking and I know that the Board members whom you have met feel the same. It is my hope that you will accept this offer and take a leading role in the management of BioMedicines.

                                Yours, sincerely


                                Mark Moran, M.D.
                                Chief Executive Officer


Accepted by:

/s/ Peter J. Langecker, M.D.
-------------------------------
Peter J. Langecker, M.D., Ph.D.


September 4, 1999
-------------------------------
Date

Peter J. Langecker, M.D., Ph.D.
3 September 1999
Page 7

                PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT


3 September, 1999

BioMedicines, Inc.
1301 Marina Village Parkway Suite 200
Alameda, CA 94501

Gentlemen:

The following confirms an agreement between me and BioMedicines, Inc., a Delaware corporation (the "Company," which term includes the Company's subsidiaries, successors and assigns), which is a material part of the consideration for my employment by the Company:

1. "Proprietary Information" is information that was or is developed by, became or becomes known by, or was or is assigned or otherwise conveyed to the Company, and which has commercial value in the Company's business. Proprietary Information includes, without limitation, trade secrets, financial information, product plans, customer lists, marketing plans and strategies, forecasts and other business information, improvements, inventions, business strategies, formulas, product ideas, works of authorship, processes, copyrightable or patentable material, schematics, biological material (including cell lines, antibodies, c-DNAs, antisense nucleotides, proteins, vectors, new chemical entities, media, reagents and related materials) and techniques for their handling and use, computer programs, algorithms, techniques, schematics, know-how and data, and any other confidential or proprietary information of the Company or its customers or clients which I have been, or may be exposed to, or have learned or may learn of from time to time in connection with or as a result of my capacity as a consultant to the Company or during the term of this Agreement. Proprietary Information shall not include information that is through no improper action or inaction by me, generally available to the public. I understand that my employment creates a relationship of confidence and trust between me and the Company with respect to Proprietary Information of the Company or its customers which may be learned by me during the period of my employment.

2. In consideration of my employment by the Company and the compensation received by me from the Company from time to time, I hereby agree as follows:

     (a) All Proprietary Information and all patents, copyrights, trade secret rights, and other rights (including throughout, without limitation, any extensions, renewals, continuations or divisions of any of the foregoing) in connection therewith shall be the sole property of the Company. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information. At all times, both during my employment by the Company and after its termination, I will keep in confidence and trust and will not use or disclose any Proprietary Information or anything relating to it without the written consent of the Company, except as may be necessary in the ordinary course of performing my duties to the Company.

Peter J. Langecker, M.D., Ph.D.
3 September 1999
Page 8



     (b) In the event of the termination of my employment by me or by the Company for any reason, I shall return all documents, records, apparatus, equipment and other physical property, or any reproduction of such property, whether or not pertaining to Proprietary Information, furnished to me by the Company or produced by myself or others in connection with my employment, to the Company immediately as and when requested by the Company.

     (c) I will promptly disclose to the Company, or any persons designated by it, all "Inventions," which includes all improvements, inventions, formulas, ideas, works of authorship, processes, computer programs, algorithms, techniques, schematics, know-how and data, whether or not patentable, made or conceived or reduced to practice or developed by me, either alone or jointly with others, during the term of my employment and for three (3) months thereafter. To the extent the Company does not have rights therein hereunder, such disclosure shall be received by the Company in confidence and does not extend the assignment made in Section (e) below.

     (d) During the term of my employment and for one (1) year thereafter, I will not encourage or solicit any employee of the Company to leave the Company for any reason or to devote less than all of any such employee's efforts to the affairs of the Company, provided that the foregoing shall not affect any responsibility I may have as an employee of the Company with respect to the bona fide hiring and firing of Company personnel.

     (e) I agree that all inventions which I make, conceive, reduce to practice or develop (in whole or in part, either alone or jointly with others) during my employment shall be the sole property of the Company to the maximum extent permitted by Section 2870 of the California Labor Code, a copy of which is attached herewith, and to the extent permitted by law shall be "works made for hire." The Company shall be the sole owner of all patents, copyrights, trade secret rights, and other intellectual property or other rights in connection therewith. I hereby assign to the Company any rights I may have or acquire in such Inventions. I agree to perform, during and after my employment, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company's expense, in obtaining and enforcing patents, copyrights, trade secret rights or other rights on such inventions and/or any other inventions I have or may at any time assign to the Company in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. With respect to any and all matters arising out of or relating to my employment or consultancy with the Company, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents, as my agents and attorneys-in-fact to act for and in my behalf and instead of me, to execute and file any applications or related filings and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, trade secret rights or other rights thereon with the same legal force and effect as if executed by me.

     (f) I attach hereto a complete list of all inventions or improvements to which I claim ownership and/or that I desire to remove from the operation of this Agreement, and I covenant that such list is complete. If no such list is attached to this Agreement, I represent that I have no such inventions and improvements at the time of signing this Agreement. I understand that any such list shall not contain information that breaches an obligation of confidentiality with a former employer.

Peter J. Langecker, M.D., Ph.D.
3 September 1999
Page 9


     (g) I represent that my performance of all the terms of this Agreement will not breach any agreement or obligation to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith or in conflict with my employment with the Company.

3. In consideration of the foregoing, the Company agrees that it will not request as part of my employment that I divulge or make use of confidential information of any of my former employers that has commercial value to the former employer who developed such information.

4. This Agreement shall be effective as of the first day of my employment by the Company, and shall be binding upon me, my heirs, executors, assigns, and administrators and shall inure to the benefit of the Company, its subsidiaries, successors and assigns.



Accepted and Agreed to:



Dated: September 4, 1999
      ---------------------------


/s/ Peter J. Langecker, M.D.                     By: /s/ Mark Moran
---------------------------------                   ---------------------------
Peter J. Langecker, M.D., Ph.D.                     Mark Moran, M.D.
                                                    Chief Executive Officer
                                                    BioMedicines, Inc.

Peter J. Langecker, M.D., Ph.D.
3 September 1999
Page 10



                                    EXHIBIT A

1. The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by BioMedicines, Inc. (the "Company") that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment by the Company that I desire to remove from the operation of the Company's Proprietary Information and Inventions Agreement.

 X   No inventions or improvements.
---

2. I propose to bring to my employment the following materials and documents of a former employer:

 X   No materials or documents.
---

/s/ Peter J. Langecker, M.D.
-------------------------------------
Peter J. Langecker, M.D., Ph.D.

Peter J. Langecker, M.D., Ph.D.
3 September 1999
Page 11
                                    EXHIBIT B

SECTION 2870. APPLICATION OF PROVISION PROVIDING THAT EMPLOYEE SHALL ASSIGN OR OFFER TO ASSIGN RIGHTS IN INVENTION TO EMPLOYER.

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

     (1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer.

     (2)  Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.